UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2005

Aspect Medical Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24663	04-2985553

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

141 Needham Street
Newton, Massachusetts	02464-1505

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 559-7000

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On May 23, 2005, Aspect Medical Systems, Inc. (the “Company” or “Aspect”) entered into a Product Development and Distribution Agreement (the “Agreement”) with Boston Scientific Corporation (“Boston Scientific Corporation”).

     Summary of Key Terms of the Agreement

     Pursuant to the Agreement, Boston Scientific Corporation will fund $25.0 million of Aspect’s costs relating to the development of products that incorporate EEG analysis technology for the diagnosis of neurological, psychiatric or pain disorders or screening or monitoring patient response to treatment options for such disorders, referred to in the Agreement as “BIS-Screen Products.” In exchange, Aspect agrees to appoint Boston Scientific Corporation as its exclusive, worldwide distributor of any BIS-Screen Products in the Boston Scientific Field. The “Boston Scientific Field” is described in the Agreement as any application of Aspect’s EEG analysis technology for the diagnosis of neurological, psychiatric or pain disorders or screening or monitoring patient response to treatment options for such disorders, provided that, the Boston Scientific Field shall not include Aspect’s products designed for the early detection, diagnosis and management of patients with dementia caused by a neurological condition such as Alzheimer’s disease, or with cognitive impairment that is likely a precursor to Alzheimer’s disease, which products are referred to in the Agreement as the “Aspect Field.”

     Boston Scientific Corporation has agreed to provide the $25.0 million in development payments in five equal installments on or about May 31, 2005, 2006, 2007, 2008 and 2009, provided that in any year Aspect can request acceleration of up to $2.5 million of development payments for a subsequent payment year, which request Boston Scientific Corporation can accept or decline in its sole discretion. In no event will Boston Scientific Corporation be obligated to make payments that exceed $25.0 million.

     Aspect will be required to use at least 80% of the Boston Scientific Corporation development payments to fund its fully-burdened product development costs in any disease state in which the development of BIS-Screen Products has been approved by the joint steering committee for the alliance (the “Steering Committee”) and may use up to 20% of the Boston Scientific Corporation development payments to fund its fully-burdened product development costs relating to the development of BIS-Screen Products in the Aspect Field or in any disease states in which the development of BIS-Screen Products have not been approved by the Steering Committee. Pursuant to the Agreement, depression is an approved disease state for the development of BIS-Screen Products.

     Aspect will be required to use commercially reasonable efforts to design and develop BIS-Screen Products in the Boston Scientific Field and any modifications to such products determined by the Steering Committee to be necessary. Aspect will be responsible for conducting clinical trials and for using commercially reasonable efforts to obtain reimbursement in the US. All such development costs in excess of Boston Scientific Corporation’s development funding obligation are at the discretion of, and will be borne by, Aspect.

     Boston Scientific Corporation and Aspect will share in any profits from the sale of a BIS-Screen Product for a period of twelve years after first product launch whether Boston Scientific Corporation, Aspect or a third party sells the BIS-Screen Product.

     Aspect will have the right to distribute any BIS-Screen Product that Boston Scientific Corporation opts out of distributing. If Aspect and Boston Scientific Corporation both decide not to distribute a BIS-Screen Product, the Steering Committee will decide if a third party distributor should be appointed.

     Subject to earlier termination, the Agreement will remain in effect for the later of twenty years or the expiration of the distribution term, which is a period expiring on the last day of the calendar month including the 12th anniversary of the first sale of a BIS-Screen Product to an end-user or distributor in the U.S.

     Aspect can terminate the Agreement on 60 days’ written notice due to a material uncured breach by Boston Scientific Corporation of its development-funding obligation. Boston Scientific Corporation can terminate the Agreement on 60 days’ written notice due to a material uncured breach by Aspect of its obligations, representations and warranties specified in the Agreement. Boston Scientific Corporation can terminate its appointment as the distributor of any BIS-Screen Product at any time.

     Relationship Between the Parties

     Boston Scientific Corporation currently owns approximately 27.4% of the Company’ outstanding common stock. On August 7, 2002, the Company formed an agreement with Boston Scientific Corporation for the development and distribution of brain monitoring technology to enhance the safety, efficiency and delivery of sedation to patients undergoing less-invasive medical procedures. In connection with this agreement, the Company also entered into an agreement with Boston Scientific Corporation pursuant to which it granted Boston Scientific Corporation an option to distribute newly developed technology for monitoring patients under sedation in a range of less-invasive medical specialties. In connection with the August 2002 agreement, the Company also entered into an agreement with Boston Scientific Corporation for a revolving line of credit under which the Company is entitled to borrow up to $5.0 million. The revolving line of credit expires in August 2007 and is secured by the Company’s inventory and certain of its accounts receivable and contains certain restrictive covenants covering collateral.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT MEDICAL SYSTEMS, INC.
Date: May 25, 2005	By:	/s/ Nassib G. Chamoun
Nassib G. Chamoun
President and Chief Executive Officer